OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS
ELECTION OF DIRECTORS (Proposals #1 and #2)
EXECUTIVE COMPENSATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
APPROVAL OF AMENDMENT TO THE COMPANY’S 2000 EMPLOYEE STOCK PURCHASE PLAN (Proposal #3)
APPROVAL OF AMENDMENT TO THE COMPANY’S 1997 STOCK OPTION PLAN (Proposal #4)
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
FORM 10-K

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

August Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held
April 30, 2002

TO THE SHAREHOLDERS OF AUGUST TECHNOLOGY CORPORATION:

         The 2002 Annual Meeting of Shareholders (the “Annual Meeting”) of August Technology Corporation (the “Company”) will be held at the Company’s world headquarters at 4900 West 78th Street, Bloomington, Minnesota at 3:30 p.m. on Tuesday, April 30, 2002, for the following purposes:

1.	To set the number of members of the Board of Directors at seven (7).

2.	To elect two (2) Class II Directors.

3.	To approve an amendment to the Company’s 2000 Employee Stock Purchase Plan to allow all employees of the Company and its subsidiaries to participate including employees outside of the United States.

4.	To approve an amendment to the Company’s 1997 Stock Option Plan to clarify that all employees of the Company and its subsidiaries are allowed to participate including employees outside of the United States.

5.	To take action on any other business that may properly come before the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company’s 2001 Annual Report.

         Only shareholders of record as shown on the books of the Company at the close of business on March 8, 2002 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense to the Company.

BY ORDER OF THE BOARD OF DIRECTORS
March 15, 2002	Jeff L. O’Dell
Bloomington, Minnesota	Chairman and Chief Executive Officer

AUGUST TECHNOLOGY CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
April 30, 2002

         The accompanying Proxy is solicited by the Board of Directors of August Technology Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on April 30, 2002, at the location and for the purposes set forth in the Notice of Annual Meeting of Shareholders, and at any adjournments thereof.

         The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company’s Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a Proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a later-dated written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to an officer of the Company before the Proxy to be revoked or superseded is used at the Annual Meeting. Proxies will be voted as specified by the shareholders.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will, therefore, have the same effect as a vote against the proposal. Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

         The mailing address of the principal executive office of the Company is 4900 West 78th Street, Bloomington, Minnesota 55435. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on approximately March 21, 2002.

OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on March 8, 2002 (the “Record Date”) as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date, 12,855,219 shares of the Company’s Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table presents the number of shares of the Company’s Common Stock owned on March 8, 2002 by all persons who are beneficial owners of more than five percent of the Company’s Common Stock, the Company’s directors and nominees, the executive officers identified in the Summary Compensation Table below and all current directors and executive officers as a group.

		Of Shares Beneficially
	Number of Shares	Owned, Amount that May	Percent of
	Beneficially Owned	be Acquired Within 60	Outstanding
Name of Beneficial Owner	(1)(2)	Days by Option Exercise	Shares (2)

Jeff L. O’Dell (3)	1,398,246	4,500	10.9

Mark R. Harless (3)	1,529,865	4,500	11.9

Thomas C. Verburgt (3)(4)	859,325	4,500	6.7

Thomas C. Velin (5)	157,172	84,828	1.2

David L. Klenk	187,896	187,896	1.4

John M. Vasuta	39,842	37,980	*

James A. Bernards (6)	377,500	22,500	2.9

Roger E. Gower	52,500	52,500	*

Michael W. Wright	37,500	37,500	*

Linda Hall Whitman	—	—	*

ESI Investment Company (7)	954,000	—	7.4

J.P. Morgan Chase & Co. (8)	1,106,140	—	8.6

Wellington Management Company, LLP (9)	1,266,570	—	9.9

All current directors and executive officers as a group (12 persons) (10)	4,715,909	512,072	35.3

*	Less than one percent.

(1)	Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned.

(2)	Amounts include shares, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable either currently or within 60 days after March 8, 2002. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3)	The address for Jeff L. O’Dell, Mark R. Harless and Thomas C. Verburgt is c/o August Technology Corporation, 4900 West 78th Street, Bloomington, Minnesota 55435.

(4)	Includes 181,784 shares held by Mr. Verburgt’s spouse and 144,069 shares held in a trust for Mr. Verburgt’s spouse, of which trust she is a trustee.

(5)	Includes 30,500 shares held in a family trust, of which Mr. Velin’s spouse is a co-trustee.

(6)	Includes 150,000 shares held by Brightstone Fund 8 L.P. (“Brightstone Fund”) and 175,000 shares held by Dougherty Summit Opportunity Fund I (“Dougherty Fund”). Mr. Bernards is the President of Brightstone Capital, Ltd., which manages the Brightstone Fund and the Dougherty Fund; provided, however, pursuant to agreements, Mr. Bernards has no control over the voting or disposition of the shares held by either the Brightstone Fund or Dougherty Fund.

(7)	ESI Investment Company is located at 6111 Blue Circle Drive, Minnetonka, Minnesota 55343. ESI Investment Company is a wholly owned subsidiary of Electro-Sensors, Inc., of which Brad D. Slye, a former Director of the Company, is President. Mr. Slye does not have power to vote or dispose of the shares.

(8)	J.P. Morgan Chase & Co. (“Morgan Chase”) has sole power to dispose or direct the disposition of all of the shares. Morgan Chase has the sole power to vote or direct the vote for 875,155 of the shares and has no power to vote or direct the vote of the remaining shares. Morgan Chase is located at 270 Park Avenue, New York, New York 10017. The Company has relied on information contained in a Schedule 13G as of December 31, 2001 which was filed with the Securities and Exchange Commission on February 12, 2002 by Morgan Chase and its wholly owned subsidiaries, JP Morgan Chase Bank and J.P. Morgan Investment Management, Inc.

(9)	Wellington Management Company, LLP (“WMC”) has shared power to dispose or direct the disposition of all of the shares. WMC has shared power to vote or direct the vote for 805,470 of the shares and has no power to vote or direct the vote of the remaining shares. WMC is located at 75 State Street, Boston, Massachusetts 02109. The Company has relied on information contained in a Schedule 13G as of December 31, 2001 which was filed with the Securities and Exchange Commission on February 12, 2002 by WMC and its wholly owned subsidiary and a bank, Wellington Trust Company, NA.

(10)	See notes (4) through (6).

ELECTION OF DIRECTORS
(Proposals #1 and #2)

         The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than three (3) nor more than nine (9). The Board of Directors recommends that the number of directors remain set at seven (7), the current number of directors. The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year. Only directors who are members of Class II will be elected at the Annual Meeting. Brad J. Slye, who has served as a director since 1994, resigned as a Class II director as of March 12, 2002. The Board of Directors nominates Thomas C. Verburgt for reelection as a Class II director of the Company and Linda Hall Whitman for election as a Class II director of the Company. If elected, Mr. Verburgt and Mrs. Whitman will serve for three year terms as Class II directors and until their successors are duly elected and qualified. The Class I and Class III directors will continue serving until 2004 and 2003, respectively.

         In the absence of other instruction, the Proxies will be voted for setting the number of directors at seven (7) and for each of the Class II nominees. If, prior to the Annual Meeting, it should become known that either Mr. Verburgt or Mrs. Whitman will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies may be voted for such substitute nominee as selected by the Board of Directors. Alternatively, the Proxies may, at the Board’s discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that either Mr. Verburgt or Mrs. Whitman will be unable to serve.

         Under applicable Minnesota law, setting the number of directors at seven (7) and the election of each of the Class II nominees requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of the Company’s outstanding shares.

         Following is current information about the Class II nominees and all other current directors of the Company whose terms will continue.

			Class/	Director
Name	Age	Position with the Company	Term Expires	Since

Jeff L. O’Dell	41	Chief Executive Officer and Director	I — 2004	1994

Thomas C. Verburgt	38	Chief Technology Officer and Director	II — 2002	1994

Mark R. Harless	41	Chief Engineer and Director	III — 2003	1994

James A. Bernards	54	Director	III — 2003	1998

Roger E. Gower	60	Director	III — 2003	1998

Michael W. Wright	54	Director	I — 2004	2000

Linda Hall Whitman	53	Director	II — nominee	New

         Jeff L. O’Dell co-founded the Company in 1992 and has served as its Chief Executive Officer since 1992 and Chairman of the Board since 1994, and also served as its President from 1992 to 2001. From August 1987 to August 1992, Mr. O’Dell was Director of Sales and Marketing for MicroVision Corporation, which develops and manufactures robotic and inspection systems. From February 1985 to August 1987, Mr. O’Dell was a Field Applications Engineer for Cognex Corporation, which designs, develops and markets machine vision systems that are used to automate a wide range of manufacturing processes. From March 1984 to February 1985, Mr. O’Dell served as a Systems Analyst for Control Data Corporation.

         Thomas C. Verburgt has been with the Company since April 1993, most recently as Chief Technology Officer, and has served on the Board of Directors since 1994. Prior to becoming the Company’s Chief Technology Officer in September 1999, Mr. Verburgt served as Director of Software Engineering since joining the Company in April 1993. From January 1992 to April 1993, Mr. Verburgt held a senior software engineering position at MTS Systems Corporation, a technology based company providing engineering services, equipment and software for applications in research product development, quality control and production. From June 1984 to January 1992, Mr. Verburgt was Senior Software Engineer for the Perkin Elmer Corporation, a manufacturer of instrument systems and software for the pharmaceutical, biotechnology, agricultural and chemical industries.

         Mark R. Harless co-founded the Company in 1992 and has been a member of the Board of Directors since 1994. Mr. Harless has held various positions with the Company, most recently serving as Chief Engineer. From 1988 to 1992, Mr. Harless was a Systems Engineer at MicroVision Corporation, where he developed custom robotic and inspection systems. From 1985 to 1988, Mr. Harless worked as a Development Engineer at Honeywell, Inc. Mr. Harless is a brother-in-law of David Klenk, the Company’s President and Chief Operating Officer.

         James A. Bernards is currently President of Facilitation, Inc., a business consulting services company, and President of Brightstone Capital, Ltd., a venture capital fund manager. Mr. Bernards was co-founder and President of the accounting firm of Stirtz, Bernards & Co. from May 1981 to June 1993. He currently serves as a Director of three public companies, Health Fitness Corporation, Entegris, Inc., and FSI International, Inc., and several private companies.

         Roger E. Gower has been Chairman of the Board, President, Chief Executive Officer and Director of Micro Component Technology, Inc. since April 1995. Prior to that time, Mr. Gower was employed by Datamedia Corporation of Nashua, New Hampshire, a network and PC security software development company, where he served as President and Chief Executive Officer since 1991. Prior to 1991, he was

President and Chief Executive Officer of Intelledix, Inc., a Corvallis, Oregon-based manufacturer of robotic and automation systems for the semiconductor and disk drive manufacturing industries.

         Michael W. Wright has been President of the microelectronics group of Entegris, Inc., a supplier to semiconductor manufacturers, since January 2001. Prior to that time, beginning in 1998, he was Senior Vice President of Corporate Marketing of Entegris, Inc. From 1996 to 1998, Mr. Wright was Vice President and General Manager of Integrated Solutions, Inc., a lithography supplier. From 1995 to 1996, he was Director of International Design Corporation. Mr. Wright is also the founder of Wright Williams and Kelly, and a graduate of the U.S. Navy Nuclear Power Program.

         Linda Hall Whitman was President of Ceridian Performance Partners from 1996 to 2000, and Vice President of Ceridian’s Business Integration from 1995 to 1996. From 1980 to 1995, Ms. Whitman held various positions at Honeywell including Vice President of Consumer Business Group; Director of Home Systems; Director of Marketing for HVAC Commercial Controls; Director of Customer Service, Traffic and Distribution; Director of Information Technology; International Market Manager; and Strategic Marketing Manager. Since 1999, Ms. Whitman has served on the Ninth District Federal Reserve Bank Board. She currently also serves as a director of two public companies, Health Fitness Corporation, and MTS Systems Corporation, as well as for several private companies. Ms. Whitman will be filling the second Class II director seat vacated by Mr. Slye.

Board and Committee Meetings

         During the year ended December 31, 2001, the Board of Directors held five (5) meetings. Each director attended at least 93% of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he served. The Board of Directors has an Audit Committee and Compensation Committee. The Board does not have a nominating committee.

         The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Roger E. Gower, James A. Bernards and Michael W. Wright. During 2001, the Audit Committee held five (5) meetings.

         The Compensation Committee recommends the compensation for executive officers of the Company. During 2001, the Compensation Committee was comprised of James A. Bernards, Roger E. Gower and Brad D. Slye, and the Committee met four (4) times.

Compensation of Directors

         Pursuant to the Company’s 1998 Board of Directors Compensation Plan, the Board or a committee has broad power to award directors compensation in the form of options or cash payments. Currently, the directors who are not employees of the Company do not receive fees for attendance at meetings of the Board of Directors or any committee, but they do currently receive an option to purchase 22,500 shares of the Company’s Common Stock upon election to the Board of Directors, which option is exercisable to the extent of one-third of the shares immediately and on each of the first two anniversary dates. In addition, the non-employee directors receive an immediately exercisable option to purchase 7,500 shares of the Company’s Common Stock at the conclusion of each year of service.

         Effective January 1, 2002, the Board of Directors has amended the 1998 Board of Directors Compensation Plan. Under the amendments, a new director receives an option to purchase 15,000 shares of the Company’s Common Stock upon election to the Board of Directors, which option is exercisable to the extent of one-third of the shares immediately and on each of the first two anniversary dates. In addition, directors receive a $500 fee for attendance in person or by teleconference at each regularly scheduled Board meeting not to exceed five per year but not for attendance at any special meetings or any committee meetings. Further, each director receives a $500 stipend per month for providing guidance to the management team on an as needed basis. Finally, each director receives an option to purchase 5,000 shares of the Company’s Common Stock for each year of service, which option is exercisable immediately. Prior to the beginning of each calendar year, each director may elect to receive his/her cash payments described above when payable either as 100% cash, 50% in options and 50% in cash, or 100% in options, which options are priced at a multiple of two times the cash value divided by the stock price on the grant date.

Report of Audit Committee

         The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committees, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15).

         In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No.1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Roger E. Gower, Chair

James A. Bernards

Michael W. Wright

Compensation Committee Report on Executive Compensation

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors of the Company is composed of directors James A. Bernards, Roger E. Gower and Brad D. Slye. None of the members of the Committee is or ever has been an employee or officer of the Company.

         Overview and Philosophy. The Compensation Committee’s executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by aligning the financial interests of the Company’s key executives with those of the Company’s shareholders. Compensation of the Company’s executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentives in the form of stock options.

         The Compensation Committee strives to reward the Company’s executive officers by focusing more of the compensation toward annual incentive bonuses than base salary. This is accomplished by reviewing, prior to each year, an executive compensation study of comparable, publicly held, Midwest-based, high technology companies and structuring the executive compensation at approximately 90% of median base salary defined in the study, while the annual incentive bonuses, if Company performance targets are achieved, exceed the median annual incentive bonuses defined in the study. In addition, long-term incentives are based on stock performance through stock options under the Company’s 1997 Stock Option Plan (the “1997 Option Plan”). The Compensation Committee believes that stock ownership by the Company’s executive officers is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. Overall, the Compensation Committee believes this philosophy and structure relating to base salaries, annual incentives and long-term stock options is in the best interests of the Company’s shareholders.

         Base Salaries. As a result of the Compensation Committee’s philosophy and its regular updating or review of the study, the Compensation Committee believes that the base salaries of the Company’s executive officers for 2001 are generally comparable to or slightly lower than base salaries of executive officers of comparable, publicly held, Midwest-based, high technology companies. However, because the Compensation Committee desires to recruit, motivate and retain highly motivated executive officers, the executive officers also have the opportunity to earn bonuses as described below.

         Bonuses. The Company’s Board of Directors has followed a policy of setting bonus plans for its executive officers, based on the overall performance of the Company, while maintaining the discretion to approve other performance incentives such as for exceptional circumstances such as significant out performance of its competitors and the microelectronics market when economic conditions in the microelectronics market are less than forecasted. These planned bonuses are referred to as annual incentives and were based in 2001 upon clearly set Company performance targets. The executive officers thus have the opportunity to earn bonuses, if certain Company financial performance goals are met, payable in either fifty percent (50%) cash and fifty percent (50%) stock options, or all stock options, at the election of the executive officer, except that Jeff L. O’Dell, Mark R. Harless and Thomas C. Verburgt typically take their entire annual incentives in cash because each individual owns a significant number of shares of the Company’s Common Stock and so already has an interest aligned with shareholders although each received a grant of 2,250 options in April 2001 to motivate in face of the pay reduction management took at that time, and a grant of 5,000 options in July of 2001 as a reward for company performance in the first half of 2001. Bonuses received under the Annual Incentive Plan entitle bonus recipients receiving any portion of their cash bonus as stock options to receive options to purchase that number of shares which equals the product of the cash amount divided by the fair market value of a share of the Company’s Common Stock multiplied by three. In 2001, the Company performance targets were not met in light of the significant downturn in the semiconductor and microelectronics industries; however, the Company significantly outperformed its competitors based upon industry data so the Compensation Committee and Board of Directors used its discretion to award bonuses comprised of cash and stock options.

         Stock Options and Other Incentives. The Company’s stock option program is the Company’s long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company’s Common Stock.

         The Company’s 1997 Option Plan authorizes the Compensation Committee of the Board of Directors to award stock options to executive officers and other employees. Stock options are generally granted at hiring and from time to time thereafter for exceptional performance, at an option price equal to the fair market value of the Company’s Common Stock on the date of grant, and have vesting periods from immediately to five years. The amount of stock options awarded is generally a function of the recipient’s salary and position in the Company. The Company has not granted large stock options to Jeff L. O’Dell, Mark R. Harless or Thomas C. Verburgt, because each of such individuals owns a significant number of shares of the Company’s Common Stock and so already has an interest aligned with shareholders. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Compensation Committee has not conducted any thorough comparative analysis.

         Benefits. The Company provides medical and other insurance benefits to its executive officers which are generally available to all Company employees. The Company has a 401(k) plan in which all qualified employees, including the executive officers, may participate. The amounts of perquisites allowed to executive officers, as determined in accordance with rules of the Securities and Exchange Commission, did not exceed 10% of salary in 2001.

         Chief Executive Officer Compensation. Jeff L. O’Dell served as the Company’s Chief Executive Officer in 2001. His compensation was determined in accordance with the policies described above as applicable to all executive officers. His base salary was increased from $185,000 in 2000 to $203,000 at the beginning of 2001 but thereafter reduced by ten percent to $182,000 in the first quarter of 2001 as part of the Company’s cost reductions in light of the industry downturn. Mr. O’Dell received a bonus of $134,943 in 2000 and a bonus of $35,000 in 2001. The bonus awards were based on his performance, leadership, vision and dedication to the Company over the previous year and the overall performance of the Company in comparison to the previous year as viewed by the Board of Directors and in view of the data found in the executive compensation study and on the industry as a whole.

         Summary. Aggregate executive compensation increased in 2001, and the Company awarded stock options to officers, because they assisted the Company in outperforming the semiconductor and microelectronic equipment markets in 2001. The Compensation Committee intends to continue its policy of paying relatively moderate base salaries, basing bonuses on individual and Company performance and granting options to provide long-term incentive.

Members of the Compensation Committee

James A. Bernards, Chair

Roger E. Gower

Brad D. Slye

EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information with respect to compensation paid in each of the last three years ended December 31, 2001 for services provided by the Company’s Chief Executive Officer and the next four most highly compensated executive officers based on total annual salary and bonus paid or accrued during 2001.

				Long-Term
		Annual Compensation		Compensation

				Securities	All Other
				Underlying Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	(#)	($)(2)

Jeff L. O’Dell	2001	182,000	35,000	7,250	4,625

Chief Executive Officer;	2000	185,000	134,943	—	2,618

Chairman of the Board	1999	109,000	52,200	—	1,909

Thomas C. Verburgt	2001	144,000	17,500	7,250	4,641

Chief Technology Officer;	2000	135,000	84,840	—	3,709

Director	1999	114,000	50,400	—	2,270

Thomas C. Velin	2001	128,000	25,000	20,250 (3)	4,128

Chief Financial Officer	2000	122,000	39,149	24,078	2,450

	1999	103,000	50,300	22,500	1,572

David L. Klenk	2001	128,000	25,000	22,750 (3)	4,405

President and Chief Operating Officer	2000	92,000	29,738	16,896	2,253

	1999	85,000	40,800	60,000	1,642

John M. Vasuta

Vice President of Intellectual	2001	128,000	25,000	25,000 (3)	4,472

Property and General Counsel;	2000	80,000	20,903	79,847	—

Secretary	1999	—	—	—	—

(1)	Amounts represent cash bonuses earned for the indicated years.

(2)	The amounts only include Company contributions under the Company’s 401(k) plan.

(3)	Includes options granted to Thomas C. Velin, David L. Klenk and John M. Vasuta in 2002 for their performance in 2001.

Option Grants in 2001

         The following table sets forth for each of the executive officers named in the Summary Compensation Table the stock options granted during 2001.

	Individual Grants
						Potential Realized Value at
						Assumed Annual Rates of
	Number of		% of Total Options			Stock Price Appreciation for
	Securities		Granted to	Exercise		Option Term (6)
	Underlying Options		Employees	Price/Share	Expiration
Name	Granted (#)		in 2001	($)(4)(5)	Date	5% ($)	10% ($)

Jeff L. O’Dell	2,250	(1)	0.6	9.92	4/12/2008	9,086	21,175

	5,000	(2)	1.4	13.24	7/12/2008	26,950	62,805

Thomas C. Verburgt	2,250	(1)	0.6	9.92	4/12/2008	9,086	21,175

	5,000	(2)	1.4	13.24	7/12/2008	26,950	62,805

Thomas C. Velin	2,750	(1)(3)	0.8	9.92	4/12/2008	11,106	25,881

	5,000	(2)	1.4	13.24	7/12/2008	26,950	62,805

	2,500	(2)(3)	1.7	10.05	12/7/2008	10,228	23,837

David L. Klenk	2,750	(1)(3)	0.8	9.92	4/12/2008	11,106	25,881

	5,000	(2)	1.4	13.24	7/12/2008	26,950	62,805

	5,000	(2)(3)	1.4	10.05	12/7/2008	20,457	47,673

John M. Vasuta	2,500	(1)(3)	0.7	9.92	4/12/2008	10,096	23,528

	5,000	(2)(3)	1.4	13.24	7/12/2008	26,950	62,805

	7,500	(2)	2.1	10.05	12/7/2008	30,685	71,510

(1)	The stock options have a seven-year term and vest 100% on 12/31/01

(2)	The stock options have a seven-year term and vest at a rate of 20% per year commencing on the first anniversary of the option grant date.

(3)	The stock options grants consist of incentive stock option (ISO) and non-qualified stock option (NQSO) grants. The vesting, exercise price and terms of the ISO and NQSO grants are identical.

(4)	The stock options were granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by the closing price reported on The Nasdaq Stock Market on the date of grant.

(5)	The stock option exercise price may be paid in shares of Common Stock owned by the executive officer or in cash, unless the Board or one of its committees, in its sole discretion, rejects the optionee’s election to pay in stock.

(6)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Company’s Common Stock price.

Aggregated Option Exercises in 2001 and Year-End Option Values

         The following table provides information related to options and warrants exercised by the named executive officers during 2001 and the number and value of options held on December 31, 2001. The Company does not have any outstanding stock appreciation rights.

			Number of Unexercised		Value of Unexercised In-the-Money
			Options at December 31, 2001 (#)		Options at December 31, 2001 ($)(1)

	Shares Acquired	Value Realized		-
Name	on Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeff L. O’Dell	—	—	4,500	5,000	26,123	—

Thomas C. Verburgt	—	—	4,500	5,000	26,123	—

Thomas C. Velin	—	—	74,828	84,000	582,950	621,360

David L. Klenk	10,000	123,000	177,896	54,000	1,710,475	317,070

John M. Vasuta	7,584	89,070	27,980	72,500	4,423	7,425

(1)	Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

Employment Agreements and Severance Arrangements

         Effective March 1, 2002, the Company has entered into Executive Employment Agreements with each of the following five members of management: David L. Klenk, Jeff L. O’Dell, John M. Vasuta, Thomas C. Velin, and Thomas C. Verburgt (each referred to as a Key Executive below). These agreements supersede all prior agreements. Pursuant to these agreements, each Key Executive has a set annual base salary that may be adjusted by the Chief Executive Officer or Board of Directors, which base salary is initially set at $140,000 for Mr. Klenk, $203,000 for Mr. O’Dell, $140,000 for Mr. Vasuta, $140,000 for Mr. Velin and $160,000 for Mr. Verburgt. The agreements set forth that the employment of each Key Executive may be terminated by mutual written agreement, by either party with thirty days written notice, by the Company for cause as defined therein, or by death of the Key Executive. In the event the Company terminates the Key Executive’s employment without cause, mutual agreement or death, the Key Executive is entitled to severance equal to a standard severance period, except where change in control provisions are met whereby the severance is equal to a change in control severance period. All of the agreements are identical in nature except for the specific terms set forth in the Exhibit defining employee title, manager, base salary, severance period, change in control severance, and other special provisions. The standard severance period is twelve months of base salary, and the change in control severance is eighteen months of base salary.

Stock Performance Chart

         The following graph compares the quarterly percentage change in the cumulative total shareholder return on the Company’s Common Stock during the fiscal year ended December 31, 2001 with the cumulative total return on the Nasdaq U.S. Index and the J.P. Morgan H&Q Semiconductor Index. The comparison assumes $100 was invested on June 14, 2000 (the date that the Company’s stock began to be publicly traded) in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Based solely on its review of the copies of forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during 2001, all officers, directors and greater than ten-percent beneficial owners complied with applicable filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that Brad Slye, a director, reported 110 transactions late on a Form 5.

APPROVAL OF AMENDMENT TO THE COMPANY’S
2000 EMPLOYEE STOCK PURCHASE PLAN
(Proposal #3)

Amendment

         On February 8, 2002, the Board amended the 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”) to allow participation in the 2000 Purchase Plan by all full-time and part-time employees of the Company and its subsidiaries rather than United States full-time and part-time employees. The Board believes that allowing participation by all full-time and part-time employees is an effective means to promote employee ownership in the Company. Such employee-owned Common Stock, among other things, increases employees’ and directors’ proprietary interest in the Company’s success and enables the Company to attract and retain qualified personnel. The Board therefore recommends that all shareholders vote in favor of the Amendment.

Summary of 2000 Employee Stock Purchase Plan

         A general description of the basic features of the 2000 Purchase Plan is presented below, but such description is qualified in its entirety by reference to the full text of the 2000 Purchase Plan, a copy of which may be obtained without charge upon written request to Thomas C. Velin, the Company’s Chief Financial Officer, or John M. Vasuta, the Company’s General Counsel and Secretary.

         Purpose. The purpose of the 2000 Purchase Plan is to provide an opportunity for eligible employees of the Company to become shareholders of the Company, thereby providing them with an incentive to remain in the Company’s employ, to improve operations, to increase profits and to contribute more significantly to the Company’s success.

         Term. Eligible employees may purchase the Company’s Common Stock pursuant to the 2000 Purchase Plan until the 2000 Purchase Plan terminates on December 31, 2010 unless extended by the Board of Directors.

         Administration. The 2000 Purchase Plan is currently administered by the Board of Directors and grants the Board, or a committee appointed by the Board, the authority to establish, adopt and revise the rules and procedures for administering the 2000 Purchase Plan. The Board also has the authority to limit the number of shares that may be purchased under the 2000 Purchase Plan during a phase.

         Phases. The 2000 Purchase Plan is carried out in six months phases that, unless otherwise determined by the Board, in its discretion, commence on January 1 and July 1 of each fiscal year. The Board may cancel or pro-rate phase(s) where the number of shares of Common Stock reserved for the grant of options is so small as to render administration impracticable, or exceeds or will exceed the number of shares of Common Stock remaining reserved for issuance under the 2000 Purchase Plan.

         Eligibility and Participation. As amended, all full-time or part-time employees of the Company and its subsidiaries in the United States or elsewhere on or immediately prior to the commencement of a phase shall be eligible to participate in such phase, and such participation is voluntary by written enrollment which automatically renews in subsequent phases unless the participant elects to discontinue payroll deductions or exercises his or her right to withdraw amounts previously withheld. Any employee who would own (as determined under the Internal Revenue Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company cannot purchase stock through the 2000 Purchase Plan. Currently, Jeff L. O’Dell, Thomas C. Verburgt and Mark R. Harless, officers of the Company, are excluded from participation by this limitation. As of February 15, 2002, the Company had approximately 158 employees, of which nine are executive officers.

         Payment: Payroll Deductions and Discontinuation or Withdrawal therefrom. Prior to the start of a phase, eligible employees elect to participate in a phase whereby during the phase payroll deductions, as elected of between one percent (1%) and ten percent (10%) of participant’s compensation, are deducted during each pay period. The participant has the right one time in each phase to discontinue continuing payroll deductions for the phase, or to discontinue payroll deductions and withdraw all accumulated payroll deductions prior to the end of a phase, under certain circumstances as set forth in the 2000 Purchase Plan. The participant also has the one-time right in each phase to decrease the percentage of payroll deductions for the remainder of the phase. Except where the participant has terminated or withdrawn, the Company shall continue to withhold the same designated percentage most recently specified in future phases.

         Options. Eligible employees who have elected to participate and are employed on the first day of a phase shall be granted an option as of such date to purchase that number of whole shares of Common Stock determined by dividing the total amount to be credited to the employee’s account by the option price per share which is calculated as the lower of eighty-five percent (85%) of the closing price for a share of the Company’s Common Stock as reported on the Nasdaq Stock Market as of the first trading day of the phase and the last trading day of the phase. Certain restrictions exist in the 2000 Purchase Plan including that no employee shall be granted an option, which shall accrue at a rate, which exceeds twenty-five thousand dollars ($25,000) of fair market value for each calendar year. Employee’s option for the purchase of shares of Common Stock will be exercised automatically on the final day of that phase, and as soon as is practicable thereafter, the Company shall deliver to each participant certificates registered in participant’s name and for that number of whole shares of Common Stock purchased upon the exercise of the participant’s option.

         Termination of Employment. If, on or before the last day of any phase, a participant’s employment terminates with the Company for any reason, voluntarily or involuntarily, including by reason of retirement or death, the payroll deductions credited to such participant’s account for such phase will be returned to the participant or his/her estate, without interest, and any options granted to such participant under the 2000 Purchase Plan shall immediately lapse and shall not be exercisable.

         Shares Available. Three hundred seventy-five thousand (375,000) shares of the Company’s Common Stock were originally reserved for issuance upon the exercise of options to be granted under the 2000 Purchase Plan. The participant shall have no rights as a shareholder with respect to any shares of Common Stock subject to the participant’s option until the date of the issuance of a Common Stock certificate evidencing such shares.

         Nontransferability. Options granted under any phase of the 2000 Purchase Plan shall not be transferable and shall be exercisable only by the participant during the participant’s lifetime. Neither payroll deductions hereunder, nor any rights under any phase of the 2000 Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way.

         Amendment. The Board of Directors may terminate the 2000 Purchase Plan at any time provided that, except in certain circumstances set forth in the 2000 Purchase Plan, no such termination shall take effect with respect to any options then outstanding. The Board may also amend the 2000 Purchase Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with applicable laws or regulations; provided that, no such revision may (i) increase the total number of shares for which options may be granted under the 2000 Purchase Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) modify requirements as to eligibility for participation, or (iii) materially increase the benefits accruing to participants under the 2000 Purchase Plan, without approval of the Company’s shareholders, if such approval is required to comply with Code Section 423, the requirements of Section 16(b) of the Securities Exchange Act of 1934, or other applicable federal or state laws.

         Federal Income Tax Consequences. Options granted under the 2000 Purchase Plan are intended to qualify for favorable tax treatment to the employees under Code Sections 421 and 423. Employee contributions are made on an after-tax basis. Under existing federal income tax provisions, no income is taxable to the optionee upon the grant or exercise of an option if the optionee remains an employee of the Company or one of its subsidiaries at all times from the date of grant until three months before the date of exercise. In addition, certain favorable tax consequences may be available to the optionee if shares purchased pursuant to the 2000 Purchase Plan are not disposed of by the optionee within two years after the date the option was granted nor within one year after the date of transfer of purchased shares to the optionee. The Company generally will not receive an income tax deduction upon either the grant or exercise of the option.

         Plan Benefits. Because future participation is subject to employee election, the future benefits under the 2000 Purchase Plan cannot be determined at this time.

         Vote Required. The Board of Directors recommends that the shareholders approve the amendment to the 2000 Purchase Plan allowing participation in the 2000 Purchase Plan by all full-time and part-time employees of the Company and it subsidiaries. Under applicable Minnesota law, approval of the amendment to the 2000 Purchase Plan requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of the Company’s outstanding shares.

APPROVAL OF AMENDMENT TO THE COMPANY’S
1997 STOCK OPTION PLAN
(Proposal #4)

Amendment

         On February 8, 2002, the Board amended the 1997 Stock Option Plan (the “1997 Option Plan”) to clarify participation in the 1997 Option Plan by all full-time and part-time employees of the Company and its subsidiaries (the “Amendment”). The Board believes that the 1997 Option Plan was unclear as to whether full time and part time employees outside of the United States could participate, and that allowing participation by all full-time and part-time employees is an effective means to promote employee ownership in the Company. Such employee owned Common Stock, among other things, increases employees’ and directors’ proprietary interest in the Company’s success and enables the Company to attract and retain qualified personnel. The Board therefore recommends that all shareholders vote in favor of the Amendment.

Summary of 1997 Stock Option Plan

         A general description of the basic features of the 1997 Option Plan is presented below, but such description is qualified in its entirety by reference to the full text of the 1997 Option Plan, a copy of which may be obtained without charge upon written request to Thomas C. Velin, the Company’s Chief Financial Officer, or John M. Vasuta, the Company’s General Counsel and Secretary.

         Purpose. The purpose of the 1997 Option Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain competent employees and directors, by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the Company’s achievement of its long-term economic objectives.

         Term. Stock options may be granted pursuant to the 1997 Option Plan until July 30, 2007, which is ten (10) years from the date the 1997 Option Plan was originally adopted by the Board of Directors.

         Administration. The 1997 Option Plan is currently administered by the Board of Directors. The Board grants the options, setting the terms of such options; provided, however, that the Board has granted authority to two officers, who, acting together, may grant options for the purchase of up to 2,500 shares to certain new employees, not including any executive officers. The 1997 Option Plan permits the Board to appoint a committee to administer the 1997 Option Plan, all of the members of which must be “non-employee directors” under Rule 16b-3 of the Act, and the Board may appoint a committee in the future. The 1997 Option Plan gives broad powers to the committee to administer and interpret the 1997 Option Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.

         Eligibility. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the 1997 Option Plan. All employees, officers and directors of and consultants and advisors to the Company or any subsidiary are eligible to receive nonqualified stock options. As of February 15, 2002, the Company had approximately 158 employees, of which nine are executive officers, and four directors who are not employees.

         Options. When an option is granted under the 1997 Option Plan, the Board, at its discretion, specifies the option price and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company’s Common Stock, as that term is defined in the 1997 Option Plan. The exercise price of a nonqualified stock option may not be less than 85% of the fair market value on the date of grant. The period during which an option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise is set by the Committee. An incentive stock option may not be exercisable more than ten years from the date of grant, and a nonqualified stock option may not be exercisable more than ten years and one month from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock’s then “fair market value” as defined in the 1997 Option Plan. Each option granted under the 1997 Option Plan is nontransferable during the lifetime of the optionee.

         Generally, under the form of incentive option agreement which is currently being used for options granted under the 1997 Option Plan, if the optionee’s affiliation with the Company terminates before expiration of the option for reasons other than death or disability, the optionee has a right to exercise the option for 90 days after termination of such affiliation or until the option’s original expiration date, whichever is earlier. The current form of nonqualified option agreement used for options granted to the directors provides that, if the optionee’s directorship with the Company terminates before expiration of the option, the optionee has a right to exercise the option for one year after termination of directorship or until the option’s original expiration date, whichever is earlier. If the termination is because of death or disability, the option typically is exercisable until its original stated expiration or until the 12-month anniversary of the optionee’s death or disability, whichever is earlier. Some of the previous option agreements with employees and directors terminate immediately or in 30 days after termination of optionee’s affiliation with the Company. The Board may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the 1997 Option Plan; however, each incentive option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Internal Revenue Code.

         Change of Control. In the event (i) the Company merges or consolidates with any other corporation and is not the surviving corporation after such merger or consolidation; (ii) the Company transfers all or substantially all of its business and assets to any other person; or (iii) more than 50% of the Company’s outstanding voting shares are purchased by any other person, the Board may, in its sole discretion, provide for the acceleration of the right to exercise the options prior to the anticipated effective date of any of such transactions or take any other action as it may deem appropriate to further the purposes of the 1997 Option Plan or protect the interests of the optionees.

         Amendment. The Board of Directors may from time to time suspend or discontinue the 1997 Option Plan or revise or amend it in any respect; provided, however, that no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee, except as authorized in the event of a change of control of the Company. The 1997 Option Plan may not be amended in any manner that will cause incentive stock options to fail to meet the requirements of Code Section 422, and may not be amended, without the approval of the shareholders, in any manner that will: (i) increase the number of shares subject to the 1997 Option Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (ii) change the designation of the class of employees eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the 1997 Option Plan.

         The Board of Directors will equitably adjust the maximum number of shares of Common Stock reserved for issuance under the 1997 Option Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration. Generally, the Board of Directors may also provide for the protection of optionees in the event of a merger, liquidation or reorganization of the Company.

         Federal Income Tax Consequences of the 1997 Option Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the 1997 Option Plan. Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company’s Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

         Incentive stock options granted pursuant to the 1997 Option Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company’s Common Stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

         1997 Option Plan Benefits. Because future grants of stock options are subject to the discretion of the Board, the future benefits under the 1997 Option Plan cannot be determined at this time. The table below shows the total number of shares underlying stock options that have been granted under the 1997 Option Plan as of February 15, 2002 to the named executive officers and the groups set forth.

Shares of Common Stock
Name and Position/Group	Underlying Options Received (1)

Jeff L. O’Dell Chief Executive Officer and Chairman	9,500

Mark R. Harless

Chief Engineer	9,500

Thomas C. Verburgt Chief Technology Officer	9,500

Thomas C. Velin

Chief Financial Officer	194,328

David L. Klenk President and Chief Operating Officer	251,896

John M. Vasuta

V.P Intellectual Property, General Counsel, and Secretary	118,064

Current Executive Officers as a Group (9 persons)	866,156

Current Directors who are not

Executive Officers as a Group (3 persons)	142,500

Current Employees who are not Executive Officers or Directors as a Group (149 persons)	840,181

(1)	Includes options granted which are currently outstanding or have been exercised.

         Vote Required. The Board of Directors recommends that the shareholders approve the amendment to the 1997 Option Plan to allow participation in the 1997 Option Plan by all employees of the Company and its subsidiaries, including employees outside of the United States. Under applicable Minnesota law, approval of the amendment to the 1997 Option Plan requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of the Company’s outstanding shares.

INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP served as independent auditors for the Company for the year ended December 31, 2001 and has been selected to act as the Company’s independent auditors for the current year ending December 31, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, and will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

Audit Fees

         The aggregate fees billed and to be billed by KPMG for professional services rendered for the audit of annual financial statements for 2001 and for review of the financial statements included in the Forms 10-Q for such year were $96,500.

Financial Information Systems Design and Implementation Fees

         KPMG did not provide services to the Company for financial information systems design and implementation in 2001.

All Other Fees

         The aggregate fees billed and to be billed by KPMG for all other non-audit services for 2001 included $21,250 for tax compliance and advisory services and $27,450 for due diligence services.

         The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining KPMG’s independence and has determined that such services are compatible with maintaining KPMG’s independence.

OTHER BUSINESS

         Management knows of no other matters to be presented at the 2002 Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2003 annual meeting must be received by the Company by November 8, 2002 to be included in the Company’s proxy statement and related proxy for the 2003 annual meeting. In addition, the Company’s Bylaws provide that a shareholder who desires to nominate a person for election to the Board of Directors at the 2003 annual meeting must give written notice to the Company on or before November 8, 2002. Any such nomination must provide the information required by the Company’s Bylaws and comply with any applicable laws and regulations.

19

         If a shareholder proposal intended to be presented at the 2003 annual meeting but not included in the proxy materials is received by the Company after January 22, 2003, then management named in the Company’s proxy for the 2003 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting.

         All submissions should be made to the Corporate Secretary at the Company’s principal offices at 4900 West 78th Street, Bloomington, Minnesota 55435.

FORM 10-K

         THE COMPANY WILL PROVIDE AT NO CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2002 ANNUAL MEETING. PLEASE ADDRESS YOUR REQUEST TO THE ATTENTION OF THOMAS C. VELIN, CHIEF FINANCIAL OFFICER, AUGUST TECHNOLOGY CORPORATION, 4900 WEST 78TH STREET, BLOOMINGTON, MINNESOTA 55435. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT AS OF MARCH 8, 2002, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS

Jeff L. O’Dell Chairman and Chief Executive Officer

Dated: March 15, 2002
Bloomington, Minnesota

August Technology Corporation

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 30, 2002
3:30 p.m.

August Technology Corporation
World Headquarters
4900 West 78th Street
Bloomington, Minnesota

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 30, 2002.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3, and 4.

By signing the proxy, you revoke all prior proxies and appoint Jeff L. O'Dell and Thomas C. Velin and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to August Technology Corporation, c/o Shareowner Services℠, P.O. Box 64873, St. Paul, MN 55164-0873

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Set the number of directors at seven (7). ☐ For ☐ Against ☐ Abstain

2. Election of Class II directors: 01 Thomas C. Verburgt
   02 Linda Hall Whitman
   ☐ Vote FOR all nominees (except as withheld below) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. Approve amendment to the Company's 2000 Employee Stock Purchase Plan to allow all employees of the Company and its subsidiaries to participate including employees outside of the United States. ☐ For ☐ Against ☐ Abstain
4. Approve amendment to the Company's 1997 Stock Option Plan to clarify that all employees of the Company and its subsidiaries are allowed to participate including employees outside of the United States. ☐ For ☐ Against ☐ Abstain
5. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box ☐
Indicate changes below:

Dated: ________________________________, 2002

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.